Exhibit 28 (g)

                                 GOLD SPUR MINE
                                 --------------
                                     REPORT
                                     ------
                                      1993
                                      ----



                                               Ralph E. Pray, D.Sc.
                                               Mining & Metallurgy
                                               Mineral Research Laboratory
                                               Monrovia, CA 91016
                                               Telephone 818-357-6511

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                                                                       GOLD SPUR

INTRODUCTION
------------

      The Gold Spur is a once-active underground gold mine situated in Inyo County, California, near the southern end of the Panamint Mountains, eight miles west of Death Valley National Monument. It is located in the SW l/4 of Section 4, T24S, R45E, Mount Diablo Meridian.

      It is reached by taking the state highway north from Trona twenty miles to the Ballarat Road, then a county road east three miles to Ballarat, and south fourteen miles by county road to a side road that leads east into Coyote Canyon, one of many steep drainage systems on the west flank of the Panamints. At the mouth of the canyon, a company locked gate stands at the western boundary of the Hostage Well Millsite. Past the gate, the road continues east along the canyon for two miles to the base of the Gold Spur aerial tramway. The main ore bin at the lower end of the cable system, capable of holding fifty tons, is fed by the tramway cars,

      The vein upon which the mine was developed outcrops high on the hill forming the south wall of the canyon, at an elevation of 2,950 feet.

      Underground workings at the Gold Spur consist of an adit at elevation 2,880 feet leading to 420 feet of drifts and crosscuts. Ore processed while the mine was active came from a stope 180 feet from the portal. The vein was worked both upward toward the surface, in the stope, and downward into the vein, on a face sixty feet long. Along this face, the vein is from two to six feet wide, and averages about four feet. Between two and three hundred tons of ore were

                                                             -Dr.  Ralph E. Pray

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                                                                       GOLD SPUR

drilled and blasted underground in 1990 from the vein in the slope. This broken ore remains in the mine, and is ready for transport to a treatment facility.

     Gold occurs in the free state and in sulfides. The values are liberated by grinding to 150 mesh. The gold may be separated from the host rock by gravity concentration, mercury amalgamation, chemical flotation, cyanidation, or a combination of these methods. Test results of the most efficient method, cyanidation, are contained in this report.

     There is a rail system consisting of approximately 380 feet of dual track in the underground workings, and between the mine and the upper ore bins. The topside ore chutes and bin system are in need of further repair. However, the gravity-powered aerial tramway, from elevation 2,200 feet to 2,840 feet, was recommissioned in 1982, and was last operated in early 1991. A Datsun gasoline engine was installed on the upper end of the tramway to assist in bringing equipment up the cableway to the mine. The main ore bin, at the base of the tramway, is also serviceable for receiving ore and loading ore trucks. A two-inch steel pipeline for air, and a one-inch steel water line, lie between the canyon floor and the mine. Both are in operating condition and were used extensively in 1990. A new cabin was built and furnished on the property in 1990. Access to the mine is by foot trail up the mountain behind the cabin, main ore bin, road and canyon floor.

                                                               Dr. Ralph E. Pray

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                                                                       GOLD SPUR

HISTORY
-------

     F.W. Gray and H.M. Truman were the earliest known owners of the Gold Spur. In 1975 a set of their location papers, dated January 1, 1907, and preserved in an old rusty can, was found on the property.

     In 1915 the California State Mineralogist reported Gray and Truman as the owners and described the vein they were working as a surface outcrop 1,000 feet long, with an ore shoot 300 feet long, 4 feet wide, and averaging 0.43 ounces of gold per ton.

     In 1938 the mine consisted of sixteen claims and a series of underground workings that had exposed portions of two vein systems. The California Division of Mines reported that the owners at that time, J. Lester and J.J. Rogers of Los Angeles, were planning to drive a tunnel 900 feet long into the mountain, 600 feet below the earlier workings. Those plans were never carried out.

     In 1951 the Division of Mines reported that Mrs. J.H. Lester of San Francisco was the owner. The workings, values, and ore shipments were also described. According to that report, the mine last operated in 1940, when 600 tons of ore were shipped by truck to the Silver Queen Mining Company's mill in Mojave.

                                                               Dr. Ralph E. Pray

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                                                                       GOLD SPUR

GEOLOGY
-------

     The Gold Spur vein is an auriferous quartz that intruded into gneissic country rock. The gneiss is Precambrian and the lack of contortions in the exposed sections of the vein indicates that it was intruded after the peak metamorphic deformation. Its age is otherwise unknown.

     The quartz is milky and varies in color from white to blue and gray. In addition to gold, it carries pyrite and hematite. It also carries a higher concentration of sulfur than other quartz veins in the district.

     The vein strikes N15E and dips 45 degrees northwest into the mountain. Its average width is about four feet, with a maximum width of six feet. At the surface, it is exposed for a distance of more than 1,000 feet. Within the main stope, which was excavated along the ore shoot, the vein is exposed for about fifty feet. From the surface and stope exposures, the width of the vein remains constant with depth. However, except at the old workings, the features of the vein with depth have not been determined.

     This vein is bounded at both ends. To the southwest it is truncated at a tributary canyon by a fault. To the northeast, as previously mentioned, it outcrops on a hill forming the south wall of the canyon, several hundred feet above the canyon floor. If it continues with depth, the northeast edge of the vein, below the outcrop, lies buried beneath alluvium. Across the canyon, along the hill forming the north wall, there are no traces of an extension.

                                                               Dr. Ralph E. Pray

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                                                                        GOLDSPUR

SAMPLES AND ASSAYS
------------------

     The Gold Spur Mine was first relocated and sampled by the undersigned in 1973, at which time the road in the mouth of Coyote Canyon was covered with a rock slide. In 1978 a violent rainstorm completely demolished the two-mile road to the claim. In October 1979, the mine was sampled underground in three sites, which averaged 0.58 ounces/ton in gold. The underground ore was further examined in August 1980, when a sample in the base of the stope returned 1.90 ounces/ton gold. In July 1981, a more comprehensive sampling program was conducted, with fourteen channel samples taken underground and five samples taken from the surface.

     Further and numerous samples were taken for vein evaluation, cyanide tests, outside assays, and by other engineers. This work is summarized in tabulated form, chronologically, and in map form, showing the location of early samples.

                                                               Dr. Ralph E. Pray

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                                 LODE LOCATION NOTICE

TO WHOM IT MAY CONCERN: Please take notice that:

     1. The name of this claim is the _______Gold Spur__________Lode Mining Claim. Said claim is situated In Section ___4(Proj)__(If known), Township __24S___ Range __45E__M.D.__Meridian, in the____South Park_____Mining District, County of Inyo, State of California.
The date of this location is the__28th__day of 19_79_.

     2.The undersigned locators are citizens of the United States, or have declared their Intention to become such.

     3. The said locator__do_es_ hereby locate and claim __1500__linear feet of this vein or lode, together with surfact ground extending __300__feet In width on each side of the middle of said vein or lode and more particularly described as follows:

     Commencing at the monument where this notice is posted, which monument is at the point of discovery on said vein or lode and on the center line of this location ___I__hereby claim__500__feet extending In a__Westerly__direction along the course of said vein from the discovery monument and__1,000__ feet In an__Easterly__direction from the discovery monument, along the course of said vein.

     The general course of said vein is in a ___Westerly and ___Easterly direction__.

     The discovery monument is situated about _650 feet south of the floor of Coyote Canyon, and 1.5 miles east of the entrance to Coyote Canyon, at elevation 2,900 feet, This is a __relocation of old wirking s previously known by names such as the Lestro, Soft Spot, etc. ____________________________________________
________________________________________________________________________________
________________________________________________________________________________

     4. All dips, variations, spurs, angles and all veins, ledges, or deposits within the lines of this claim, together with all water and timber and any other rights appurtenant allowed by the laws of this State or of The United States are hereby claimed.

     5. The commodity discovered is __GOLD__.

                                              /s/ Ralph B. Pray
                                                  ------------------------------
                                                  Ralph B. Pray
                                                  40 North Sycamore Avenue
                                                  Pasadena, CA 91107


                    STATEMENT OF THE MARKING OF THE BOUNDARIES


     NOTICE IS HEREBY GIVEN by the undersigned locator -that in accordance with the provisions of the Mining Law:-

     1. There has been erected at the discovery point. at each corner and at the center of each end line of said claim a ____________conspicuous monument._______

DATED_____October 31, ___19_79_

                                             LOCATORS
                                                      ________Ralph B. Pray_____
                                                      __________________________
                                                      __________________________

12-1361-491